Exhibit 99

FOR IMMEDIATE RELEASE	For further information, contact
Doug Craney 708-450-3117

Alberto Culver Reports Solid Fourth Quarter & Fiscal Year 2009 Growth in Organic

Revenue and Diluted Earnings per Share from Continuing Operations

Melrose Park, IL, (October 26, 2009) – Alberto Culver Company (NYSE: ACV), a leading manufacturer and marketer of personal care products including TRESemmé, Alberto VO5, Nexxus, St. Ives and Noxzema today announced solid growth in organic revenue and diluted earnings per share from continuing operations.

Fourth Quarter:

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Net sales for the fourth quarter were essentially flat at $385.2 million compared to $386.0 million in the prior year quarter. Reported net sales were reduced 5.0% by foreign currency fluctuations. Excluding the effect of foreign currency fluctuations, the acquisition of Noxzema and the divestiture of a small distribution business in New Zealand, organic sales increased 2.7% in the fourth quarter.

•

Diluted earnings per share from continuing operations were 32 cents in the current quarter compared to 20 cents in the prior year quarter. Excluding restructuring and discrete items (see detail on last page of this press release), diluted earnings per share from continuing operations increased 6.5% to 33 cents compared to 31 cents in the prior year.

Fiscal Year:

•

Net sales for the fiscal year decreased 0.7% to $1.43 billion from $1.44 billion in the prior year. Reported net sales were reduced 8.1% by foreign currency fluctuations. Excluding the effect of foreign currency fluctuations, the acquisition of Noxzema and the divestiture of a small distribution business in New Zealand, organic sales increased 5.0% in the fiscal year.

Alberto Culver Fourth Quarter and Fiscal Year 2009 Earnings Release	Page 2

•

Diluted earnings per share from continuing operations were $1.19 compared to $1.05 in the prior year. Excluding restructuring and discrete items (see detail on last page of this press release), diluted earnings per share from continuing operations increased 11.9% to $1.32 compared to $1.18 in the prior year.

Commenting on the results, Alberto Culver President and Chief Executive Officer V. James Marino said, “Fiscal year 2009 was another very successful year for Alberto Culver. We generated strong organic sales and earnings growth in a very difficult environment, continued to strengthen our hair care market shares and we’re exiting fiscal year 2009 in a very strong financial position.”

The fourth quarter organic sales growth rate was 2.7%. In the U.S., reported sales grew 8.3% driven by the acquisition of Noxzema and strong growth in TRESemmé and St. Ives, partly offset by lower Alberto VO5 sales, mainly due to discontinued styling items. International sales on a reported basis decreased 11.9% (although sales were flat when excluding the impact of foreign currency fluctuations). The international segment continued to benefit from the successful expansion of TRESemmé, the launch of Nexxus in Canada and double-digit local currency growth in St. Ives. These increases were offset by a decline in Alberto VO5 sales due to the timing of promotional events and heightened competitive activity, particularly in Europe, and weakness in multicultural brands.

The Company’s gross profit margin was 52.3% in the fourth quarter compared to 51.7% in the prior year quarter. “As expected, in the September quarter we saw the results of our cost savings efforts coupled with the benefit of lower oil derived raw material costs,” commented Mr. Marino. While other non-oil based costs including tin plate and certain chemicals remain elevated, based on the current cost environment the Company expects cost trends to continue to be favorable as it enters fiscal year 2010. For fiscal year 2009, gross profit margin was 51.3% compared to 52.5% in the prior year.

Advertising and other marketing investments in the fourth quarter increased 8.1% (despite a 500 basis point reduction from foreign currency fluctuations) to $76.2 million compared to $70.4 million in the prior year quarter. The significant increase resulted primarily from investments in TRESemmé and Nexxus, partially offset by lower Alberto VO5 investments in the U.S. due to significant prior year spending to support Extreme Styling. Mr. Marino added, “During the quarter and the year we benefited from lower media rates across markets, and we continued to significantly invest in our core beauty care brands to strengthen our market shares and drive growth.” For fiscal year 2009, advertising and other marketing investments decreased

Alberto Culver Fourth Quarter and Fiscal Year 2009 Earnings Release	Page 3

9.6% (670 basis points due to foreign currency fluctuations) to $239.5 million from $265.0 million in the prior year.

Selling and administrative expenses as a percentage of net sales decreased 150 basis points to 20.6% in the fourth quarter compared to 22.1% in the prior year quarter. The improvement was due to cost savings initiatives and lower selling and freight expenses, partially offset by SAP implementation and depreciation costs and increased stock option expense. For fiscal year 2009, selling and administrative expenses as a percentage of net sales decreased 90 basis points to 21.3% compared to 22.2% in the prior year.

Carol Lavin Bernick, Executive Chairman of the Company, said, “Despite market challenges, this was another year of growth for Alberto Culver and our shareholders. I’m very proud of our team of dedicated employees around the world and their ability to overcome adversity and deliver results. Beginning in our board room and throughout all levels of the organization, we remain committed to growing our sales and earnings, leading to enhanced shareholder value.”

Mrs. Bernick also announced the Company’s board of directors approved the regular 7.5 cents quarterly cash dividend. The dividend will be paid on November 20, 2009 to shareholders of record on November 5, 2009.

On July 31, 2008, the Company sold its Cederroth International subsidiary to a company owned by two funds controlled by CapMan, a Nordic based private equity firm, for 159.5 million Euros. As a result of the transaction, the results of operations of Cederroth are reported as discontinued operations.

On November 16, 2006, the Company closed a transaction that separated its consumer products business from its beauty supply distribution business and resulted in the formation of two separate and independent publicly-traded companies: new Alberto Culver and Sally Beauty Holdings, Inc. As a result of the transaction, the results of operations of the beauty supply distribution business are reported as discontinued operations.

Due to the disclosure of organic sales growth and financial results excluding restructuring and discrete items, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A description of the Company’s restructuring activities and discrete items, as well as a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, are included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com.

Alberto Culver Fourth Quarter and Fiscal Year 2009 Earnings Release	Page 4

The Company will discuss its fourth quarter and fiscal year 2009 results with investors in a call to be held later today (Monday, October 26) at 11 a.m. Eastern Time. The dial-in numbers for the call are 866-742-2281 or 660-422-4763 (international callers) and the conference ID is 34282857. The numbers for a replay of the conference call are 800-642-1687 or 706-645-9291 and will be available through Thursday, November 26, 2009. The conference ID is 34282857. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Investing Section, and at www.earnings.com.

Alberto Culver Company manufactures, distributes and markets leading beauty care and other personal care products including TRESemmé, Alberto VO5, Nexxus, St. Ives and Noxzema in the United States and internationally. It is also the second largest producer in the U.S. of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Several of its household/grocery products such as Mrs. Dash and Static Guard are niche category leaders in the U.S.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the pattern of brand sales; competition within the relevant product markets; loss of one or more key customers; loss of one or more key employees; inability of efficiency initiatives to improve the company’s margins; inability of the company to protect its intellectual property; risks inherent in expanding in existing geographic locations and entering new geographic locations; loss of one or more key suppliers or copackers; risks inherent in acquisitions, divestitures and strategic alliances; adverse changes in currency exchange rates; the effects of a prolonged United States or global economic downturn or recession; the disruption of normal business activities due to the company’s implementation of a new worldwide ERP system; health epidemics; unavailability of raw materials or finished products; increases in costs of raw materials and inflation rates; events that negatively affect the intended tax free nature of the distribution of shares of Alberto Culver Company in connection with the separation (Separation) of the consumer products business from the beauty supply distribution business on November 16, 2006; changes in costs; the unanticipated costs and effects of legal or administrative proceedings; the risk that the expected cost savings related to the reorganizations and restructurings may not be realized; health epidemics; adverse weather conditions; loss of distributorship rights; sales by unauthorized distributors in the company’s exclusive markets; and variations in political, economic or other factors such as interest rates, availability of credit, tax changes, legal and regulatory changes or other external factors over

Alberto Culver Fourth Quarter and Fiscal Year 2009 Earnings Release	Page 5

which the company has no control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2008 Annual Report on Form 10-K filed on November 25, 2008 with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Alberto Culver Fourth Quarter and Fiscal Year 2009 Earnings Release	Page 6

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended September 30, 2009 and 2008	2009	2008

Net sales	$385,191	385,987
Cost of products sold	183,845	186,495

Gross profit	201,346	199,492
Advertising, marketing, selling and administrative Restructuring and other (1)	155,533 1,464	155,570 1,600

Operating earnings	44,349	42,322
Interest income, net	(345)	(3,110)

Earnings from continuing operations before income taxes	44,694	45,432
Provision for income taxes (2)	13,309	25,257

Earnings from continuing operations	31,385	20,175
Discontinued operations, net of income taxes (3)	278	126,912

Net earnings	$31,663	147,087

Basic earnings per share:
Continuing operations	$.32	.21
Discontinued operations	—	1.30

Total	$.32	1.51

Diluted earnings per share:
Continuing operations (1) (2)	$.32	.20
Discontinued operations	—	1.28

Total	$.32	1.48

Weighted average shares outstanding:
Basic	97,721	97,269
Diluted	99,402	99,131

(1)	Restructuring and other primarily includes severance and other costs incurred related to the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California which was announced in June 2009, the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. During the fourth quarter of fiscal year 2009, restructuring and other decreased earnings from continuing operations (net of tax) by $943 and diluted earnings per share from continuing operations by 1 cent. During the fourth quarter of fiscal year 2008, restructuring and other reduced earnings from continuing operations (net of tax) by $1,097 and diluted earnings per share from continuing operations by 1 cent.
(2)	The provision for income taxes in the fourth quarter of fiscal year 2009 includes $288 of discrete tax expense, which did not have an effect on diluted earnings per share from continuing operations. The provision for income taxes in the fourth quarter of fiscal year 2008 includes $9,972 of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale, which reduced diluted earnings per share from continuing operations by 10 cents.
(3)	Discontinued operations in the fourth quarter of fiscal year 2009 primarily relates to changes in estimates related to pre-separation Sally tax provisions. The fourth quarter of fiscal year 2008 includes the gain on the sale of Cederroth, as well as favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver.

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Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Twelve Months Ended September 30, 2009 and 2008	2009	2008

Net sales	$1,433,980	1,443,456
Cost of products sold	698,778	686,175

Gross profit	735,202	757,281
Advertising, marketing, selling and administrative	545,261	584,875
Restructuring and other (1)	6,776	11,185

Operating earnings	183,165	161,221
Interest income, net	(2,673)	(9,586)

Earnings from continuing operations before income taxes	185,838	170,807
Provision for income taxes (2)	68,005	64,768

Earnings from continuing operations	117,833	106,039
Discontinued operations, net of income taxes (3)	1,541	122,115

Net earnings	$119,374	228,154

Basic earnings per share:
Continuing operations	$1.21	1.08
Discontinued operations	.01	1.24

Total	$1.22	2.32

Diluted earnings per share:
Continuing operations (1) (2)	$1.19	1.05
Discontinued operations	.01	1.22

Total	$1.20	2.27

Weighted average shares outstanding:
Basic	97,670	98,424
Diluted	99,108	100,644

(1)	Restructuring and other includes severance and other costs incurred related to the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California which was announced in June 2009, the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business. During fiscal year 2009, restructuring and other reduced earnings from continuing operations (net of tax) by $4,234 and diluted earnings per share from continuing operations by 4 cents. During fiscal year 2008, restructuring and other reduced earnings from continuing operations (net of tax) by $7,193 and diluted earnings per share from continuing operations by 8 cents.
(2)	The provision for income taxes in fiscal year 2009 includes $6,813 of discrete tax expense, which reduced diluted earnings per share from continuing operations by 7 cents. The provision for income taxes in fiscal year 2008 includes $8,511 of discrete tax expense, which reduced diluted earnings per share from continuing operations by 8 cents. These amounts are each primarily due to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale.
(3)	Discontinued operations in 2009 includes adjustments to increase the gain on the sale of Cederroth. In 2008, discontinued operations includes the initial gain on the sale of Cederroth and the results of the Cederroth business through July 31, 2008. In addition, both periods include favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver.

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Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	September 30,
	2009	2008
Assets

Cash, cash equivalents and short-term investments	$469,775	453,730
Accounts receivable, net	228,979	244,316
Inventories	126,777	149,512
Other current assets	40,097	35,932

Total current assets	865,628	883,490
Property, plant and equipment, net	249,911	221,667
Goodwill and trade names	313,955	234,015
Long-term investments	58,412	57,443
Other assets	70,108	70,685

Total assets	$1,558,014	1,467,300

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$175	184
Accounts payable, accrued expenses and income taxes	275,649	284,926

Total current liabilities	275,824	285,110
Long-term debt	429	683
Other liabilities and income taxes	80,339	65,176

Total liabilities	356,592	350,969
Stock options subject to redemption	4,776	5,725
Stockholders’ equity	1,196,646	1,110,606

Total liabilities and stockholders’ equity	$1,558,014	1,467,300

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Segment Data (Unaudited)

(in thousands)

Three Months Ended September 30, 2009 and 2008	2009	2008

Net Sales:
United States	$242,263	223,763
International (1)	142,928	162,224

	$385,191	385,987

Earnings From Continuing Operations Before Income Taxes:
United States	$37,321	30,407
International	10,238	14,293

Segment operating profit	47,559	44,700
Stock option expense	(1,746)	(778)
Restructuring and other (2)	(1,464)	(1,600)
Interest income, net	345	3,110

	$44,694	45,432

Twelve Months Ended September 30, 2009 and 2008	2009	2008

Net Sales:
United States	$916,996	862,975
International (1)	516,984	580,481

	$1,433,980	1,443,456

Earnings From Continuing Operations Before Income Taxes:
United States	$151,516	120,216
International	46,187	56,771

Segment operating profit	197,703	176,987
Stock option expense	(7,762)	(4,581)
Restructuring and other (2)	(6,776)	(11,185)
Interest income, net	2,673	9,586

	$185,838	170,807

(1)	International sales were negatively impacted by $19.5 million and $116.1 million from foreign currency fluctuations during the fourth quarter and twelve months of fiscal year 2009, respectively.
(2)	Restructuring and other includes severance and other costs incurred related to the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California which was announced in June 2009, the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business.

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Schedule – Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and twelve months ended September 30, 2009 includes references to certain of the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Pre-tax earnings from continuing operations excluding restructuring and discrete items

•	Earnings from continuing operations excluding restructuring and discrete items

•	Diluted earnings per share from continuing operations excluding restructuring and discrete items

•	Organic sales growth

On December 1, 2006, the Company committed to a plan to terminate employees as part of a reorganization following the completion of the separation of the consumer products business from the beauty supply distribution business. All costs incurred related to this plan and the Company’s other restructuring plans described below are classified as “restructuring and other” on the statements of earnings. During fiscal year 2008, the Company recorded restructuring costs of $2.7 million ($297,000 in the fourth quarter). During fiscal year 2009, the Company recorded additional restructuring costs related to this plan of $95,000 ($102,000 in the fourth quarter).

On October 29, 2007, the Company committed to a plan primarily related to the closure of its manufacturing facility in Toronto, Canada. During fiscal year 2008, the Company recorded restructuring costs related to this plan of $4.0 million ($5,000 in the fourth quarter). During fiscal year 2009, the Company recorded a restructuring benefit related to this plan of $16,000 (none in the fourth quarter).

On May 29, 2008, the Company announced that it expected to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico. During fiscal year 2008, the Company recorded restructuring costs related to this plan of $4.5 million ($1.3 million in the fourth quarter). During fiscal year 2009, the Company recorded additional restructuring costs related to this plan of $440,000 ($15,000 in the fourth quarter), primarily related to preparing the manufacturing facility for sale and transferring equipment to the United States.

On June 17, 2009, the Company committed to a plan primarily related to the downsizing of its manufacturing facility and the consolidation of its warehouse and office facilities in Chatsworth, California. During fiscal year 2009, the Company recorded restructuring costs related to this plan of $6.3 million ($1.3 million in the fourth quarter), primarily related to fixed asset write-offs and charges and severance.

In total, the Company recorded restructuring and other costs during fiscal year 2009 of $6.8 million ($4.2 million after taxes or 4 cents per diluted share from continuing operations) with $1.5 million in the fourth quarter ($943,000 after taxes or 1 cent per diluted share from continuing operations). In fiscal year 2008, the Company recorded total restructuring and other costs of $11.2 million ($7.2 million after taxes or 8 cents per diluted share from continuing operations) with $1.6 million in the fourth quarter ($1.1 million after taxes or 1 cent per diluted share from continuing operations).

During fiscal year 2009, the Company incurred costs related to a dispute with a supplier of $2.9 million ($1.9 million after taxes or 2 cents per diluted share from continuing operations) with $278,000 in the fourth quarter ($186,000 after taxes).

During fiscal year 2008, the Company benefited from the reversal of a $3.9 million contingent liability that was favorably settled during the third quarter ($2.6 million after taxes or 3 cents per diluted share from continuing operations).

The Company’s provision for income taxes in fiscal year 2009 included net discrete tax expense of $6.8 million (7 cents per diluted share from continuing operations), with $288,000 in the fourth quarter. The Company’s provision for income taxes in fiscal year 2008 included net discrete tax expense of $8.5 million

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Schedule – Reconciliation of Non-GAAP Financial Measures (continued)

(8 cents per diluted share from continuing operations), with $10.0 million (10 cents per diluted share from continuing operations) in the fourth quarter. These amounts are primarily due to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale.

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP for the three and twelve months ended September 30, 2009 and 2008 are as follows (in thousands, except per share data):

	Three Months Ended September 30		Twelve Months Ended September 30
	2009	2008	2009	2008
Pre-tax earnings from continuing operations, as reported	$44,694	45,432	$185,838	170,807
Restructuring and other	1,464	1,600	6,776	11,185
Dispute with a supplier	278	—	2,933	—
Reversal of contingent liability	—	—	—	(3,880)

Pre-tax earnings from continuing operations, excluding restructuring and discrete items	$46,436	47,032	$195,547	178,112

Earnings from continuing operations (net of income taxes), as reported	$31,385	20,175	$117,833	106,039
Restructuring and other, net of income taxes	943	1,097	4,234	7,193
Discrete tax items	288	9,972	6,813	8,511
Dispute with a supplier, net of income taxes	186	—	1,930	—
Reversal of contingent liability, net of income taxes	—	—	—	(2,588)

Earnings from continuing operations (net of income taxes), excluding restructuring and discrete items	$32,802	31,244	$130,810	119,155

Diluted earnings per share from continuing operations, as reported	$.32	.20	$1.19	1.05
Restructuring and other, net of income taxes	.01	.01	.04	.08
Discrete tax items	—	.10	.07	.08
Dispute with a supplier, net of income taxes	—	—	.02	—
Reversal of contingent liability, net of income taxes	—	—	—	(.03)

Diluted earnings per share from continuing operations, excluding restructuring and discrete items	$.33	.31	$1.32	1.18

	Three Months Ended September 30		Twelve Months Ended September 30
	2009	2008	2009	2008
Net sales growth (decline), as reported	(0.2)%	7.3%	(0.7)%	9.7%
Effect of foreign currency fluctuations	5.0	1.1	8.1	(1.0)
Effect of acquisition	(2.6)	—	(2.5)	—
Effect of divestiture	0.5	—	0.1	—

Organic sales growth	2.7%	8.4%	5.0%	8.7%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.

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